UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2006

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

(610) 341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01. Entry into a Material Definitive Agreement.

On August 1, 2006, SPCP Group, LLC, an affiliate of Silver Point Capital Group (“Silver Point”), completed the acquisition of all of the outstanding interests of National City Business Credit, Inc. (“NCBC”), Bank of America, N.A. (“BOA”), and KeyBank, National Association, as lenders (the “Original Lenders”) and, with respect to BOA, as syndication agent, under the Revolving Credit and Security Agreement (the “Credit Agreement”) previously entered into with Radnor Holdings Corporation (the “Company”) and certain of its subsidiaries (collectively, the “Loan Parties”), as a result of which Silver Point became the lender under the Credit Agreement (the “Lender”). On August 2, 2006, the Loan Parties entered into a Third Amendment to Agreement Regarding Loans (the “Amendment”) with the Lender, NCBC, as administrative and collateral agent for the Lender, and National City Bank, as letter of credit issuer. Under the terms of the Amendment, the Lender agreed, subject to certain agreed upon terms and conditions, (i) to extend the term of the Agreement Regarding Loans previously entered into between the Loan Parties and the Original Lenders through August 21, 2006, and (ii) to provide additional funding to the Loan Parties up to an agreed upon limit through August 21, 2006.

The Forbearance, Standstill and Amendment Agreement previously entered into among the Company and certain of its subsidiaries and Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and Tennenbaum Capital Partners, LLC (collectively, the “TCP Lenders”), as amended, expires on August 2, 2006. The Company continues to engage in discussions with the TCP Lenders in connection with its restructuring efforts.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: August 2, 2006	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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